Adicet Bio, Inc. Announces Pricing of Public Offering

REDWOOD CITY, Calif. and BOSTON, January 22, 2024 – Adicet Bio, Inc. (“Adicet”) (Nasdaq: ACET), a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for autoimmune diseases and cancer, today announced the pricing of an underwritten public offering of 27,054,667 shares of its common stock and, in lieu of common stock to certain investors, pre-funded warrants to purchase 8,445,333 shares of common stock. The shares of common stock are being sold at a public offering price of $2.40 per share and the pre-funded warrants are being sold at a public offering price of $2.3999 per pre-funded warrant, which represents the per share public offering price of each share of common stock minus the $0.0001 per share exercise price for each pre-funded warrant. Adicet also granted the underwriters a 30-day option to purchase up to an additional 5,325,000 shares of common stock at the public offering price, less underwriting discounts and commissions. The gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses, are expected to be approximately $85.2 million, excluding any exercise of the underwriters' option to purchase additional shares. All of the securities in the offering are to be sold by Adicet. The offering is expected to close on or about January 25, 2024, subject to customary closing conditions.

The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Jefferies and Guggenheim Securities are acting as joint book-running managers for the offering. Truist Securities is also acting as a joint bookrunner. Wedbush PacGrow and JMP Securities, A Citizens Company are acting as co-managers.

The securities described above are being offered by Adicet pursuant to a shelf registration statement that was previously filed with, and subsequently declared effective on May 9, 2022 by, the U.S. Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on January 22, 2024. The final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offered securities may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at (877) 821-7388, or by email at prospectus_department@Jefferies.com or Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Adicet

Adicet Bio, Inc. is a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for autoimmune diseases and cancer. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors (CARs), to facilitate durable activity in patients.

Forward-Looking Statements

This press release contains “forward-looking statements” of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including without limitation, statements related to the anticipated public offering of securities. These forward-looking statements include, but are not limited to, those relating to Adicet’s expectations regarding the anticipated closing of the public offering. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties related to completion of the public offering on the anticipated terms, or at all, include, but are not limited to, market conditions and the satisfaction of customary closing conditions related to the public offering. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Adicet’s most recent annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the SEC, including those contained or incorporated by reference in the preliminary prospectus supplement and accompanying prospectus related to the offering filed with the SEC. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

Adicet Bio, Inc.

Investor and Media Contacts

Anne Bowdidge

abowdidge@adicetbio.com